EXHIBIT 11



               ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


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
                                                       Year Ended
                                     -------------------------------------------------
                                     February 28,      February 28,       February 29,
                                         1994             1993                1992
                                     ------------      ------------       ------------
Net income (loss) available for
  common shareholders               $ (25,322,000)   $   3,346,000      $  (42,932,000)
                                    =============    =============      ==============


Weighted average of common shares
  outstanding not included in
  amounts below                        20,885,622       21,271,943          18,627,752

Weighted average of common shares
  issuable on conversion of
  Series 3 Junior Convertible
  Preferred Stock                               -                -             457,208
                                    -------------    -------------      --------------

Weighted average of common and
  common equivalent shares
  outstanding, as adjusted             20,885,622       21,271,943          19,084,960
                                           as               as                  as
                                       20,886,000       21,272,000          19,085,000
                                    =============    =============      ==============


Net income (loss) per common share         $(1.21)          $ 0.16              $(2.25)
                                           ======           ======              ======
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